Exhibit 99.1

FOR IMMEDIATE RELEASE:

Investor Relations Contact:	Company Contact:
Brad Holmes, Director Investor Relations	Bryce W. Rhodes, President
(713) 328-0250	(713) 850-1880
bholmes@whittierenergy.com

Whittier Announces Second Quarter Financial Results
174% Increase in Net Income
147% Increase in Production

HOUSTON, TX – August 14, 2006 – Whittier Energy Corporation (NASDAQ: WHIT) today announced financial and operating results for the second quarter of 2006.  Net income was $2.2 million or $0.17 per fully diluted share for the second quarter ended June 30, 2006, compared to net income of $0.8 million, or $0.14 per fully diluted share, for the second quarter of 2005.  The Company reported oil and gas revenues, after adjustments for hedging, of $10.9 million, a 181% increase over oil and gas revenues of $3.9 million in the second quarter of last year.  The increase was primarily attributed to higher oil and gas production and the acquisition of RIMCO Production Company, Inc. (“RIMCO”) in June 2005. The Company reported total production of 1.5 billion cubic feet of gas equivalent (“Bcfe”) for the latest quarter, an increase of 147% from the 597 million cubic feet of gas equivalent (“Mmcfe”) produced in the second quarter of 2005. Realized commodity prices, net of hedges, increased 14% from $6.46 per thousand cubic feet of gas equivalent (“Mcfe”) for the second quarter of 2005 to $7.35 per Mcfe for the same period in 2006.

For the first six months of 2006 the Company reported net income of $4.4 million, a 291% increase over the $1.1 million reported for the first six months of 2005. Revenue from oil and gas sales, after adjustments for hedging, for the first six months of 2006 was $20.8 million, a 213% increase over the $6.7 million reported in the first half of 2005. The increase is primarily attributable to higher production and the RIMCO acquisition in June 2005.  The Company reported total production of 2.7 Bcfe for the period as compared to 1.1 Bcfe for the same period in 2005. The Company also benefited from slightly higher prices, realizing $7.62 per Mcfe, net of hedges, for the first six months of the year compared to

$6.08, net of hedges, for the same period in 2005.  The Company drilled 20 gross wells in this period, 17 of them successful, for an 85% overall success rate.

Operating and Financial Highlights for the Second Quarter of 2006 include:

•                  Record net production of 1.5 Bcfe, an increase of 147% from the second quarter of 2005;

•                  Average daily production of 16.2 Mmcfe as compared to 6.6 Mmcfe for the second quarter of 2005;

•                  Lease operating costs per unit of $1.08/Mcfe, a decrease of 45% from $1.98/Mcfe in the second quarter of 2005; and

•                  Oil and gas revenues, before hedging, of $11.6 million, compared to $4.4 million for the second quarter of 2005, an increase of 162%.

Operating and Financial Highlights for the First Six Months of 2006 include:

•                  Record net production of 2.7 Bcfe, an increase of 150% from the first half of 2005;

•                  Average daily production of 15.1 Mmcfe as compared to 6 Mmcfe for the first half of 2005;

•                  Lease operating costs per unit of $1.06/Mcfe, a decrease of 42% from $1.82/Mcfe in the first half of 2005; and

•                  Oil and gas revenues, before hedging, of $22.5 million, an increase of 189% over the $7.8 million reported in the first half of 2005.

Bryce Rhodes, Whittier Energy President and CEO, commented, “Our results for the second quarter and for the first six months of 2006  reflect the success of our business strategy to combine acquisitions in our core areas with organic growth through the drill bit. The continued, disciplined execution of this strategy has resulted in substantial increases in production as well as oil and gas revenues for the both the second quarter and year to date.  Whittier’s operational and financial results, combined with our recently announced property acquisitions and the success of our 2006 drilling program so far this year, reflect Whittier’s ability to execute our strategy to grow our business and enhance shareholder value.”

Second Quarter 2006 Highlights

The Company generated net income of approximately $2.2 million, or $0.17 per diluted share, in the second quarter of 2006 compared to net income of $798,000, or $0.14 per diluted share, in the same period of the prior year. Net cash flows provided by operating activities were $7.2 million in the latest quarter compared to $1.8 million in the second quarter of 2005 and were primarily used to fund our exploration and development expenditures.

Oil and gas revenues, before hedging, increased 162% to approximately $11.6 million in the second quarter of 2006 from $4.4 million in the same period in the prior year.  The increase in oil and gas revenues was primarily due to increased production and the acquisition of RIMCO in June 2005. The Company’s production grew 147% to 1.5 Bcfe in the quarter ending June 30, 2006.

Total operating costs and expenses increased by 160% from $2.9 million for the quarter ending June 30, 2005 to $7.5 million for the latest quarter, principally due to increased acquisition, development and exploration activity.

Depreciation, depletion and amortization increased by 316% from the prior quarter primarily due to higher relative production rates for the period and higher cost depletion rates associated with the RIMCO acquisition in June 2005.

Lease operating expenses increased 35% from $1.2 million for the quarter ending June 30, 2005 to $1.6 million for the quarter ending June 30, 2006.  On a per Mcfe basis, however, lease operating expenses fell 45% from $1.98 per Mcfe in the second quarter of 2005 to $1.08 per Mcfe for the second quarter of 2006.  This decrease was principally due to the continuing increase in the percentage of gas in the Company’s overall production for the period and a reduction in non-recurring workover activities from the prior period.

Production taxes increased 152%, from $314,000, or $0.53 per Mcfe, for the quarter ending June 30, 2005, to $792,000, or $0.54 per Mcfe, for the quarter ending June 30, 2006.

The Company recognized a non-cash gain of $310,000 due to the ineffective portion of the fair value adjustment to hedge contracts for the second quarter of 2006 compared to a non-cash gain of $74,000 for the second quarter of 2005.  Whittier also recognized pre-tax losses in oil and gas revenues of $743,000 and $564,000 during the quarters ended June 30, 2006 and 2005, respectively, due to realized settlements of its price hedge contracts.

General and administrative expense increased to $1.2 million for the quarter ending June 30, 2006 from $467,000 for the quarter ending June 30, 2005, primarily due to staff increases to support the Company’s growing business.

First Six Months 2006 Highlights

The Company generated net income of approximately $4.4 million for the semi-annual period ending June 30, 2006, or $0.35 per fully diluted share, compared to net income of $1.1 million, or $0.24 per fully diluted share, for the same period in 2005. Net cash flows provided by operating activities were $14.1 million for the six months ended June 30, 2006 compared to $3.0 million for the first half of 2005 and were used primarily to fund exploration and development activities.

Oil and gas revenues, before hedging, increased 189% to approximately $22.5 million for the first six months of 2006 compared to approximately $7.8 million for the first six months of 2005. The increase in revenues was primarily due to increased production and the impact of the RIMCO acquisition in June 2005. Production increased 150% to 2.7 Bcfe for the current period as compared to 1.1 Bcfe for the first six months of 2005.

Total operating costs and expenses increased 176% from $5.2 million for the first six months of 2005 to $14.3 million for the first six months of 2006, due principally to increased acquisition, development and exploration activity.

Depreciation, depletion and amortization during the six months ended June 30, 2006  increased by 381% from the first half of last year principally due to significantly higher production rates for the period and higher cost depletion rates per unit from the RIMCO acquisition.

Lease operating expenses increased 46% from $2 million for the six months ending June 30, 2005 to $2.9 million for the same period in 2006. However, on a per Mcfe basis, lease operating costs fell 42% to $1.06 per Mcfe from $1.82 per Mcfe. This decrease was due to the increase in natural gas as a percentage of overall production for the period and a reduction in non-recurring workover expenditures over the prior period.

Production taxes increased 178% from $566,000 for the first six months of 2005 to $1.6 million for the same period in 2006.

The Company recognized a non-cash gain of $706,000 for the six months ending June 30, 2006 due to the ineffective portion of the fair value adjustment to hedge contracts compared to a non-cash loss of $111,000 for the same period ending June 30, 2005.  Whittier recognized pre-tax losses in oil and gas revenues due to realized settlements of its price hedge contracts of $1.7 million and $1.1 million during the six months ended June 30, 2006 and 2005, respectively.

General and administrative expense increased to $2.6 million for the first six months of 2006 from $856,000 for the same period in 2005 primarily due to increased staffing and related costs to support the Company’s growing business.

2006 Outlook

As of August 1, 2006, production was at a rate of approximately 16.5 Mmcfe per day, net of approximately one Mmcfe per day of shut-in production in the Duhon #1 well in Lafayette Parish, Louisiana, which is expected to return to production at the end of August, 2006.  The Company has budgeted $32 million in capital expenditures for 2006, of which approximately $15.7 million has been spent as of June 30, 2006.  Capital expenditures, excluding acquisitions, are expected to be funded from internally generated cash flows and additional borrowings under our revolving credit facility, if necessary. The Company has plans to drill 26 new wells in the second half of 2006, of which four wells have already been drilled and completed. Of the remaining 22 wells, the Company has commitments for drilling rigs for 18 wells before year-end. The Company currently has nine wells that have been drilled, completed and tested and are awaiting pipeline connections. These nine wells are expected to add approximately two Mmcfe per day to existing production rates.

Conference Call Info

A conference call will be held at 10:00 a.m. (EDT) today to discuss the second quarter and first six months of 2006 results.  The conference call will be webcast and can be accessed by logging onto www.whittierenergy.com in the Investor section or by calling 1 888 222-5310, reference #4320795. For those unable to listen to the live presentation, the webcast will be archived on the Company’s website.  In addition, a telephone replay will be available for 48 hours beginning at 1:00 p.m. (Eastern), August 15, 2006, and can be accessed by dialing 1 800 642-1687 and entering pin number 4320795.

About Whittier Energy Corporation

Whittier Energy Corporation is an independent oil and gas exploration and production company headquartered in Houston, Texas, with operations in Texas, Mississippi and Louisiana. Whittier Energy also holds non-operated interests in fields located in the Gulf Coast, Oklahoma, Wyoming and California. To find out more about Whittier Energy Corporation (NASDAQ: WHIT), visit www.whittierenergy.com.

Forward-Looking Statements

This news release includes projections and other “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. These projections or statements reflect Whittier’s current views about future events and performance. No assurances can be given that these events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, the possibility that recent acquisitions may involve unexpected costs, the volatility in commodity prices for oil and gas, the presence or recoverability of estimated reserves, the ability to replace reserves, the availability and costs of drilling rigs and other oilfield services, drilling and operating risks, exploration and development risks, and other risks inherent in Whittier’s business that are detailed in its Securities and Exchange Commission filings. Whittier assumes no obligation and expressly disclaims any duty to update the information contained in this news release except as required by law.

######

WHITTIER ENERGY CORPORATION

SELECT OPERATING DATA

	Three Months Ended June 30, 2006	Three Months Ended June 30, 2005	Six Months Ended June 30, 2006	Six Months Ended June 30, 2005

Production (Mmcfe)	1,477	597	2,732	1,094
Gas (Mmcf)	1,009	297	1,803	523
Oil (Bbls)	77,977	49,996	154,982	95,282
Average Daily Production (Mmcfe)	16.2	6.6	15.1	6.0

Average Realized Prices Before Hedging
Oil (Bbl)	$62.34	$51.33	$60.29	$48.81
Gas (Mcf)	$6.67	$6.24	$7.29	$6.01
Average per Mcfe	$7.85	$7.40	$8.23	$7.12

Average Realized Prices After Effects of Hedging
Oil (Bbl)	$49.71	$41.58	$49.09	$37.81
Gas (Mcf)	$6.91	$5.98	$7.33	$5.85
Average per Mcfe	$7.35	$6.46	$7.62	$6.08

Expenses/Mcfe
LOE	$1.08	$1.98	$1.06	$1.82
Production Taxes	$0.54	$0.53	$0.58	$0.52
DD&A	$2.83	$1.68	$2.92	$1.51
G&A	$0.84	$0.78	$0.94	$0.78

CONDENSED BALANCE SHEETS
($ in thousands)

	Six Months Ended June 30, 2006	Twelve Months Ended December 31, 2005
	(Unaudited)
Condensed Balance Sheet:
Current assets	$17,248	$19,245
Net oil and gas properties	120,665	95,096
Other assets	2,295	2,210
Total assets	$140,208	$116,551

Current liabilities	$12,286	$15,770
Revolving credit facility	33,000	14,000
Deferred income tax liability	25,564	23,290
Other liabilities	1,330	2,797
Stockholders’ equity	68,028	60,694
Total liabilities and stockholders’ equity	$140,208	$116,551

WHITTIER ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands, except EPS and shares outstanding)
(Unaudited)

	Three Months Ended June 30, 2006	Three Months Ended June 30, 2005	Six Months Ended June 30, 2006	Six Months Ended June 30, 2005

Oil and gas revenues	$10,853	$3,857	$20,817	$6,658

Costs and expenses:
Lease operating expenses	1,599	1,180	2,910	1,993
Production taxes	792	314	1,573	566
Depreciation, depletion, and amortization	4,185	1,006	7,968	1,657
Ineffective portion of hedge contracts	(310)	(74)	(706)	111
General and administrative expenses	1,246	467	2,572	856
Total costs and expenses	7,512	2,893	14,317	5,183
Income from operations	3,341	964	6,500	1,475
Other income (expense):
Interest and dividend income	5	9	22	9
Interest expense	(134)	(120)	(134)	(224)
Gain from sales of marketable securities	—	309	—	365
Partnership income	66	66	233	123
Other income (expense)	(63)	264	121	273
Income before income taxes	3,278	1,228	6,621	1,748
Provision for income taxes	(1,095)	(430)	(2,185)	(612)
Net income	$2,183	$798	$4,436	$1,136
Basic earnings per share:
Net income per share	$0.17	$0.21	$0.35	$0.30
Weighted average number of shares outstanding (basic)	12,520,597	3,859,406	12,518,016	3,850,320
Diluted earnings per share:
Net income per share	$0.17	$0.14	$0.35	$0.24
Weighted average number of shares outstanding (dilutive)	12,587,613	5,757,603	12,634,684	4,953,032

OPERATING CASH FLOW RECONCILIATION

Operating cash flow represents net income, as determined under generally accepted accounting principles (“GAAP”), with certain non-cash items added back.  Although a non-GAAP measure, operating cash flow is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash that can be used to internally fund exploration and development activities and to service debt.  This measure may also be used in the valuation, comparison, rating and investment recommendations for companies in the oil and gas exploration and production industry.  Operating cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing, or financing activities or as an indicator of cash flows or measure of liquidity.

WHITTIER ENERGY CORPORATION
OPERATING CASH FLOW
($ in thousands)
(Unaudited)

	Six Months Ended June 30,
	2006	2005
Cash flows from operating activities
Net income	$4,436	$1,136
Adjustments to reconcile net income to operating cash flow:
Depreciation, depletion and amortization	7,968	1,657
Amortization of debt issue costs	57	4
Deferred income tax provision	1,980	612
Partnership income	(233)	(123)
Non-cash compensation expense under 123(R)	574	—
Ineffective portion of hedge loss (gain)	(706)	111
Gain on sale of marketable securities	—	(365)
Cash flow from operations	$14,076	$3,032

######